UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2012

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

CNB BANK

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

CNB Financial Corporation (the “Corporation”) and the CNB Bank (the “Bank”) entered into separate executive employment contracts, effective January 1, 2012, with each of Joseph B. Bower, Jr. (President of the Corporation and President and Chief Executive Officer of the Bank) and Richard L. Greslick, Jr. (Secretary of the Corporation and Senior Vice President of Administration and Secretary of the Bank). The Bank also entered into separate employment contracts, effective January 1, 2012, with each of Mark D. Breakey (Executive Vice President and Chief Credit Officer of the Bank) and Richard L. Sloppy (Executive Vice President and Chief Credit Officer of the Bank). Each executive employment contract terminates and replaces all prior employment agreements between the parties. The following description of the executive employment contracts is a summary of their material terms and does not purport to be complete. The description is qualified in its entirety by reference to the executive employment contracts, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Form 8-K.

The executive employment contracts are for four-year terms commencing on January 1, 2012 and ending on December 31, 2015. Mr. Bower’s executive employment contract does not provide for extension of the term while the executive employment contracts for Messrs. Greslick, Breakey and Sloppy provide for automatic renewal for successive terms of one year unless either party gives written notice, at least ninety days prior to the end of the then current term, of his or its intent not to renew the contract.

For each of Messrs. Bower, Greslick, Breakey and Sloppy is entitled to a base salary established by the Board of Directors and may receive such annual increases, stock, stock rights and bonuses as may from time to time be awarded by the Board of Directors. The executives will also be entitled to certain fringe benefits, including a family country club membership for each executive and an automobile for Mr. Bower. Each executive employment contract contains (i) a covenant not to compete against the Corporation, the Bank or any related entities during the executive’s employment and thereafter until the earlier of the third anniversary of the executive’s termination of employment or the date of a change in control of the Corporation or the Bank and (ii) a covenant to protect the Corporation’s and the Bank’s confidential information.

In the event any of the executives are terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control, the executive is entitled to receive a lump sum cash payment. For Messrs. Bower and Greslick, the lump sum cash payment is equal to 2.99 times his base salary for the year in which his employment ends plus 2.99 times the average incentive bonus paid over the preceding three year period. For Messrs. Breakey and Sloppy, the lump sum cash payment is equal to 2.50 times his base salary for the year in which his employment ends plus 2.50 times the average incentive bonus paid over the preceding three year period.

Cash and benefits paid to Messrs. Bower, Greslick, Breakey and Sloppy under the executive employment contracts following a change of control, together with payments under other benefit plans, could constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, of 1986, as amended, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to the executive would be excess parachute payments, then the executive’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in the executive receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The executive employment contracts do not provide for tax indemnity for any such potential excise taxes that may be due by Messrs. Bower, Greslick, Breakey or Sloppy.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive employment contract with Joseph B. Bower, Jr., dated January 3, 2012.

10.2	Executive employment contract with Richard L. Greslick, Jr., dated February 8, 2012.

10.3	Executive employment contract with Richard L. Sloppy, dated February 16, 2012.

10.4	Executive employment contract with Mark D. Breakey, dated February 16, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: March 9, 2012	By:	/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive employment contract with Joseph B. Bower, Jr., dated January 3, 2012.

10.2	Executive employment contract with Richard L. Greslick, Jr., dated February 8, 2012.

10.3	Executive employment contract with Richard L. Sloppy, dated February 16, 2012.

10.4	Executive employment contract with Mark D. Breakey, dated February 16, 2012.